PROSPECTUS SUPPLEMENT
                     (To Prospectus dated October 3, 1996)

                                  $250,000,000

[LOGO]                   ANHEUSER-BUSCH COMPANIES, INC.
                        6.75% NOTES DUE NOVEMBER 1, 2006

                    (INTEREST PAYABLE MAY 1 AND NOVEMBER 1)
                          ___________________________

     The Notes will be redeemable at the option of the Company at any time on or after November 1, 2003, as set forth herein.

     The Notes will be issued and registered only in the name of Cede & Co., as nominee for The Depository Trust Company, New York, New York (the "Depositary"), as registered owner of all of the Notes, to which principal and interest payments on the Notes will be made. Individual purchases will be made only in book-entry form (as described herein). Purchasers of such book-entry interests in the Notes will not receive physical delivery of certificates and must maintain an account with a broker, dealer or bank that participates in the Depositary's book-entry system. See "Book-Entry Securities" in the accompanying Prospectus.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ___________________________

                                                UNDERWRITING
                              PRICE TO          DISCOUNTS AND    PROCEEDS TO
                               PUBLIC*          COMMISSIONS**      COMPANY**
                              --------          -------------    -----------

PER NOTE                       99.467%              .650%           98.817%
Total                       $248,667,500         $1,625,000      $247,042,500

*   Plus accrued interest, if any, from November 14, 1996.
**   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
***  Before deducting expenses payable by the Company estimated at $150,000.
                          ___________________________
     The Notes are being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the Notes will be delivered in book-entry form only, on or about November 14, 1996, through the facilities of the Depositary, against payment therefor in immediately available funds. The Underwriters are:
Dillon, Read & Co. Inc.
                      Goldman, Sachs & Co.
                                         Merrill Lynch & Co.
                                                           J.P. Morgan & Co.
          The date of this Prospectus Supplement is November 8, 1996.


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                          ___________________________


                              DESCRIPTION OF NOTES
     The Notes offered hereby by Anheuser-Busch Companies, Inc. (the "Company") are to be issued under an Indenture dated as of August 1, 1995 (the "Indenture") between the Company and The Chase Manhattan Bank, as Trustee, which is more fully described in the accompanying Prospectus under "Description of Debt Securities".

     The Notes will bear interest at the rate of 6.75% per annum from November 14, 1996, payable semi-annually on each May 1 and November 1.
Interest will be paid to the persons in whose names the Notes are registered at the close of business on the April 15 or October 15 preceding the payment date.

     The Notes will be issued in book-entry form, as a single Note registered in the name of the nominee of The Depository Trust Company, which will act as Depositary, or in the name of the Depositary. Beneficial interests in book-entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described in the accompanying Prospectus under "Book-Entry Securities", owners of beneficial interests in a global Note will not be considered the Holders thereof and will not be entitled to receive physical delivery of Notes in definitive form.

     The Notes will be redeemable at the option of the Company at any time on or after November 1, 2003, in whole or in part, upon not fewer than 30 days' nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed, together with accrued interest to the Redemption Date.

                                  THE COMPANY
     The Company is a holding company whose subsidiaries include the world's larget brewing organization. The Company's principal product is beer, produced and distributed by its wholly-owned subsidiary, Anheuser-Busch, Incorporated ("ABI"), and, in international markets, through its wholly-owned subsidiary, Anheuser-Busch International, Inc. (See "The Company" in the accompanying Prospectus.)

     Since 1993, the Company has made equity investments or formed joint ventures with brewers in Mexico, Japan, China, the United Kingdom, Brazil and Argentina. In June 1993, the Company purchased a 17.7% interest in Grupo Modelo, Mexico's largest brewer, and its subsidiaries for $477 million. The Company also acquired options to increase its investment to an approximate 50% interest in Grupo Modelo and its subsidiaries. The option exercise price is derived from a formula based upon Grupo Modelo's reported earnings and is below the current market price for Grupo Modelo securities. The options are currently exercisable, and they will expire on December 31, 1997. Although the Company has made no definitive determination concerning its exercise of the options or the timing or amount of any exercise, the Company currently expects to exercise in whole or in part the options prior to their expiration.


                                      S-2


                                  UNDERWRITING
     The names of the Underwriters of the Notes, and the principal amount thereof which each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting Agreement dated November 8, 1996 and the related Terms Agreement dated November 8, 1996, are as follows:

                                                                   PRINCIPAL
                                                                   AMOUNT OF
      UNDERWRITER                                                    NOTES
      -----------                                                    -----

     DILLON, READ & CO. INC.                                    $ 62,500,000
     GOLDMAN, SACHS & CO.                                         62,500,000
     MERRILL LYNCH, PIERCE, FENNER & SMITH
         INCORPORATED                                             62,500,000
     J.P. MORGAN SECURITIES INC.                                  62,500,000
                                                                ------------
                                                          TOTAL $250,000,000
                                                                ============

     Dillon, Read & Co. Inc. is the lead manager. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are co-managers.

     If any Notes are purchased by the Underwriters, all Notes will be so purchased. The Underwriting Agreement contains provisions whereby, if any Underwriter defaults in an obligation to purchase Notes and if the aggregate obligations of all Underwriters so defaulting do not exceed $25,000,000 principal amount of Notes, the remaining Underwriters, or some of them, must assume such obligations.

     The Notes are being initially offered severally by the Underwriters for sale directly to the public at the price set forth on the cover hereof under "Price to Public" and to certain dealers at such price less a concession not in excess of .40% of the principal amount. The respective Underwriters may allow, and such dealers may reallow, a concession not exceeding .25% of the principal amount on sales to certain other dealers. The offering of Notes is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of Notes. After the initial public offering, the public offering price and other selling terms may be changed by the Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Mr. Peter M. Flanigan, a director of the Company, is a Director of Dillon, Read & Co. Inc. Dillon, Read & Co. Inc. has provided from time to time, and expects in the future to provide, investment banking services to the Company, for which it has received and will receive customary fees and commissions.

     Mr. Douglas A. Warner III, a director of the Company, is the President, Chief Executive Officer and Chairman of the Board of Directors of J.P. Morgan & Co. Incorporated, the parent corporation of J.P. Morgan Securities Inc. In the ordinary course of their respective businesses, J.P. Morgan Securities Inc. and certain of its affiliates have engaged, and expect in the future to engage, in investment banking or commercial banking transactions with the Company.

                                      S-3


                                  $800,000,000

[LOGO]                   ANHEUSER-BUSCH COMPANIES, INC.

                                DEBT SECURITIES

     Anheuser-Busch Companies, Inc. (the "Company") intends to issue from time to time its debt securities (the "Debt Securities") at an aggregate initial offering price not to exceed $800,000,000 (or, if the principal of the Debt Securities is payable in a foreign currency, the equivalent thereof at the time of offering), which will be offered on terms to be determined at the time of sale. The accompanying Prospectus Supplement (the "Prospectus Supplement") sets forth the specific terms of the Series of Debt Securities (the "Series") in respect of which this Prospectus is being delivered, including the designation of the Debt Securities, the aggregate principal amount offered, the rate or rates of interest or the provisions for determining such rate or rates and the time of payment thereof, maturity, currency of payment, offering price, terms relating to redemption (whether mandatory or at the option of the Company or the holder) and information as to listing on any securities exchange.
     Anheuser-Busch, Incorporated, a wholly-owned subsidiary of the Company, will be jointly and severally liable with the Company for payment of the Debt Securities, subject to termination of such co-obligation under certain circumstances as described under "Description of Debt Securities - ABI Co-Obligation".
                             ______________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

     The Debt Securities will be sold directly, through agents designated by the Company from time to time or through underwriters or dealers designated by the Company. If any agents of the Company or any dealers or underwriters are involved in the sale of the Series of Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount are set forth in or may be calculated from the Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price of such Series of Debt Securities less such commission in the case of an agent, the purchase price of such Series of Debt Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution" for possible indemnification arrangements for the agents, dealers and underwriters.
                            ________________________

                The date of this Prospectus is October 3, 1996.











                               TABLE OF CONTENTS

     Available Information                   2    Book-Entry Securities    10
     Incorporation of Documents by Reference 2    Plan of Distribution     11
     The Company                             3    Legal Opinion            12
     Use of Proceeds                         3    Experts                  12
     Description of Debt Securities          3

                           _________________________

                             AVAILABLE INFORMATION
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048; and copies of such material can be obtained from the public reference facilities of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, N.Y. 10005, on which certain of the Company's securities are listed.

                    INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by the Company with the Securities and Exchange Commission (File No. 1-7823) are incorporated herein by reference:
          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed pursuant to Section 13 of the Securities Exchange Act of 1934.
          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996, filed pursuant to Section 13 of the Securities Exchange Act of 1934.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.
     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON REQUEST, A COPY OF ANY OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS DOCUMENT BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ANHEUSER-BUSCH COMPANIES, INC., ONE BUSCH PLACE, ST. LOUIS, MISSOURI 63118, TELEPHONE 314-577-2000.

                                       2














                                  THE COMPANY
     The Company is a holding company whose subsidiaries include the world's largest brewing organization. Other subsidiaries of the Company conduct various business operations in beer-related activities, the manufacture of metal beverage containers, the recycling of metal and glass beverage containers and family entertainment. The Company was organized in 1979 as the holding company parent of Anheuser-Busch, Incorporated ("ABI"), a Missouri corporation whose origins date back to 1875.
     The Company's principal product is beer, produced and distributed by ABI in a variety of containers primarily under the brand names Budweiser, Bud Light, Bud Dry, Bud Ice, Bud Ice Light, Michelob, Michelob Light, Michelob Dry, Michelob Golden Draft, Michelob Golden Draft Light, Michelob Classic Dark, Busch, Busch Light, Natural Light, Natural Pilsner, King Cobra, Elk Mountain Amber Ale, Elk Mountain Red Lager, Red Wolf Lager and O'Doul's and Busch NA (non-alcoholic malt beverages). The Company has recently introduced the brands Michelob Malt, Michelob Amber Bock, Busch Ice, Natural Ice Beer, ZiegenBock Amber, Hurricane Malt Liquor, Michelob Hefe-Weizen, American Originals (consisting of three separate brands: Faust Golden Lager, Muenchener Munich Style Amber and Black & Tan Porter) and Christmas Brew (introduced for the Christmas season). The Company is the exclusive importer into the U.S. from Denmark of Carlsberg and Carlsberg Light beers and Elephant Malt Liquor and also imports Elephant Red Lager into the U.S.
     The Company's products are brewed and distributed in international markets through its wholly-owned subsidiary, Anheuser-Busch International, Inc. Since 1993, the Company has made equity investments or formed joint ventures with brewers in Mexico, Japan, China, the United Kingdom, Brazil and Argentina. Through Anheuser-Busch European Trade Limited, an indirect wholly-owned subsidiary of the Company, ABI's beer brands are distributed in twenty-three European countries. The Company's products are also brewed under license or contract brewing arrangements in Canada, Ireland, Korea and Spain, and are sold under import-distribution agreements in more than 70 countries and U.S. territories and to the U.S. military and diplomatic corps outside the United States.
     Busch Entertainment Corporation ("BEC"), a wholly-owned subsidiary of the Company, operates Busch Gardens theme parks in Tampa, Florida and in Williamsburg, Virginia, and Sea World theme parks in Orlando, Florida, San Antonio, Texas, Aurora, Ohio and San Diego, California. BEC also operates water park attractions in Tampa, Florida (Adventure Island) and Williamsburg, Virginia (Water Country, U.S.A.), an educational play park for children near Philadelphia, Pennsylvania (Sesame Place) and the Baseball City Sports Complex near Orlando, Florida.
     The Company's principal office is at One Busch Place, St. Louis, Missouri 63118 and its telephone number is 314-577-2000.

                                USE OF PROCEEDS
     The Company intends to add the net proceeds from the sale of the Debt Securities to the general funds of the Company to be used for general corporate purposes. Prior to such application, such net proceeds may be invested in short or intermediate term securities. Except as may be indicated in a Prospectus Supplement delivered together with this Prospectus, no specific determination as to the use of the proceeds of the Debt Securities in respect of which this Prospectus is being delivered has been made.

                         DESCRIPTION OF DEBT SECURITIES
     The Debt Securities are to be issued either under the Indenture dated as of August 1, 1995 between the Company and The Chase Manhattan Bank (formerly Chemical Bank), as trustee, or under a separate, substantially identical indenture to be entered into between the Company and a new trustee. For each issue of Debt Securities, the applicable indenture (the "Indenture") and the trustee thereunder (the "Trustee") will be specified in the Prospectus


Supplement relating to such issue of Debt Securities or in an attachment thereto. Each issue of Debt Securities will constitute a Series or Issue of Securities (as described below) under, and will be governed by the provisions of, the particular Indenture under which it is issued. The provisions of each of the Indentures are substantially identical and the following description (other than certain information pertaining only to The Chase Manhattan Bank, as described below) is applicable to each Indenture.

                                       3





















































     A copy of each Indenture is filed as an exhibit to the Registration Statement which has been filed with the Commission relating to the Debt Securities. The following is a summary of certain provisions of the Indenture and does not purport to be complete. Reference is made to the Indenture for a complete statement of such provisions. Certain capitalized terms used below are defined in the Indenture and have the meanings given to them in the Indenture. Section references are to the Indenture.
GENERAL
     The Indenture provides for the issuance by the Company from time to time of its Securities in one or more Series which may consist of one or more Issues. An Issue of Securities will consist of Securities having the same interest rate, maturity and issue date. The Indenture does not limit the amount of Securities which may be issued thereunder, and provides that the specific terms of any Series of Securities shall be set forth in, or determined pursuant to, an Authorizing Resolution of the Board of Directors of the Company or in a supplemental indenture, if any, relating to such Series (Section 301).
     The specific terms of the Series of Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement relating thereto, including the following:
          1. The title of the Series and whether it will consist of more than one Issue.
          2.   The aggregate principal amount of the Securities of the Series.
          3. The date or dates on which principal and premium, if any, on Securities of the Series is payable, and, if applicable, the terms on which such maturity may be extended.
          4. The rate or rates of interest (if any) on the Securities of such Series (whether floating or fixed), the provisions, if any, for determining such interest rate or rates and adjustments thereto, the Interest Payment Dates and the Regular Record Dates with respect thereto.
          5. The currency(ies) in which principal, premium, if any, and interest are payable by the Company, if other than United States dollars.
          6. Provisions relating to redemption, at the option of the Company, pursuant to a Sinking Fund or otherwise, or at the option of a Holder, and the respective Redemption Dates and redemption prices and the terms and conditions for such redemption.
          7. Additional covenants or Events of Default, if any, with respect to the Securities of such Series in addition to the covenants and Events of Default specified in the Indenture.
          8. If less than 100% of the principal amount of the Securities of such Series is payable on acceleration or provable in bankruptcy (which may be the case for Original Issue Discount Securities), a schedule of the amounts which would be so payable or provable from time to time.
          9. The form of the Securities of such Series, including whether the Securities of the Series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary or Depositaries for such Global Security or Securities.
     If not set forth in the accompanying Prospectus Supplement, the specific terms of the Series or Issue of Debt Securities in respect of which this Prospectus is being delivered are set forth in an attachment to the accompanying Prospectus Supplement.
     The Debt Securities will be direct and unconditional obligations of the Company, which will be unsecured and will rank pari passu with all other unsecured senior indebtedness of the Company outstanding at the time.
     Except as otherwise specified in the Authorizing Resolution relating to the Securities in respect of which this Prospectus is being delivered, principal and interest on the Securities are to be payable, and the Securities are to be transferable, at the office of the Trustee (in the case of The Chase Manhattan Bank, at its Corporate Trust Office, 450 West 33rd Street, New York, New York, or, in the case of any other Trustee, at the office and address specified in the related Prospectus Supplement or in an attachment thereto), but payment of interest, other than interest due on a Maturity Date, may be made at the option of the Company by check mailed to the address of the person entitled thereto as shown on the Security Register (Sections 202, 301, 305 and 1002). The Securities are to be registered without coupons in the denomination of $1,000 or any integral multiple thereof, or in such other currencies or denominations as may be specified in, or pursuant to, the Authorizing Resolution relating to a Series of Securities (Section

                                       4





















































302). No service charge will be made for any transfer or exchange of Securities, except any tax or other governmental charges that may be imposed in connection therewith (Section 305).
INDEBTEDNESS; DIVIDENDS; SECURITY PURCHASES; OTHER TERMS
     The Indenture does not limit the amount of unsecured indebtedness of the Company or limit the payment of dividends or the acquisition of the Securities or any other debt or equity security of the Company (but Funded Debt of Restricted Subsidiaries is limited as described below under "Limitation on Funded Debt of Restricted Subsidiaries").
     Neither the Indenture nor the Securities afford Holders of Securities protection in the event of a change in control or similar event affecting the Company. In addition, the Indenture does not afford protection to Holders in the event that the Company enters into a highly leveraged or other transaction which may adversely affect the Holders, except for the limitations set forth below under "Creation of Secured Indebtedness," "Limitation on Funded Debt of Restricted Subsidiaries" and "Sale-Leaseback Financings." The holders of the Company's 8 3/4% Notes Due December 1, 1999 and 9% Debentures Due December 1, 2009 (currently outstanding in the aggregate principal amount of $600 million) have the right to require the Company to repurchase such securities following the occurrence of certain change in control events or other Risk Events (as defined), if any such event results in the rating of such securities being lowered below Investment Grade (as defined) or withdrawn. If any rights in respect of such matters are granted to the Holders of any Series of Securities, such rights will be described in the accompanying Prospectus Supplement. In the event any change in control or other provision requiring the purchase of Securities is applicable to the Debt Securities, the Company will comply with
Section 14(e) of the Securities Exchange Act of 1934 and Rule 14e-1 thereunder in connection with such purchases.
DEFINITIONS
     For purposes of the Indenture covenants described below:
     "Funded Debt" means, generally, indebtedness for money borrowed maturing more than 12 months from the date of determination or extendable beyond 12 months from such date at the option of the borrower, and direct guarantees of such indebtedness of other Persons, subject to certain exceptions, including exceptions for capitalized lease obligations and indirect guarantees and contingent obligations in respect of indebtedness of other Persons, which exception includes agreements to purchase or repurchase obligations of other Persons, agreements to provide funds to or invest in other Persons, agreements to pay for property, products or services of other Persons and any demand charge, throughput, take-or-pay, keep-well, make-whole or maintenance of working capital or earnings or similar agreements.
     "Net Tangible Assets" means the total assets of the Company and its Restricted Subsidiaries (including, with respect to the Company, its net investment in Unrestricted Subsidiaries) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles, all as computed by the Company in accordance with generally accepted accounting principles as of a date within 90 days of the date as of which the determination is being made; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.
     "Principal Plant" means any brewery, or any manufacturing, processing or packaging plant, now owned or hereafter acquired by the Company or any Subsidiary, but shall not include any (a) brewery or manufacturing, processing or packaging plant which the Company shall by Board Resolution have determined is not of material importance to the total business conducted by the Company and its Subsidiaries or (b) any plant which the Company shall by Board Resolution have determined is used primarily for transportation, marketing or warehousing. Any such determination will be effective as of the date specified in the applicable Board Resolution.
     "Restricted Subsidiary" means (i) any Subsidiary which owns or operates a Principal Plant, except any Subsidiary incorporated, or the principal place of business of which is located, outside the United States and (ii) any other subsidiary which the Company, by Board Resolution, shall elect to be treated as a Restricted Subsidiary, until such time as the Company may, by further Board Resolution, elect that such Subsidiary shall no longer be a Restricted Subsidiary, successive such elections being permitted without restriction. Any such election will be effective as of the date specified in the applicable Board Resolution.

                                       5

















































     "Subsidiary" means any corporation of which more than 50% of the issued and outstanding stock entitled to vote for the election of directors (otherwise than by reason of default in dividends) is at the time owned directly or indirectly by the Company or a Subsidiary or Subsidiaries or by the Company and a Subsidiary or Subsidiaries (Section 101).
CREATION OF SECURED INDEBTEDNESS
     The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, create, assume, guarantee or suffer to exist any indebtedness for borrowed money secured by pledge of, or mortgage or lien on, any of its Principal Plants or on any capital stock of any Restricted Subsidiary (other than (a) purchase money liens, (b) liens existing at the time of acquisition of property (including through merger or consolidation) or securing indebtedness the proceeds of which are used to pay or reimburse the Company or a Restricted Subsidiary for the cost of such property (provided such indebtedness is incurred within 180 days after such acquisition), (c) liens on property of a Restricted Subsidiary existing at the time it becomes a Restricted Subsidiary, (d) liens to secure the cost of development or construction of property, or improvements thereon, and which are released or satisfied within 120 days after completion of the development or construction,
(e) liens in connection with the acquisition or construction of Principal Plants or additions thereto financed by tax-exempt securities, (f) liens securing indebtedness owing to the Company or a Restricted Subsidiary by a Restricted Subsidiary, (g) liens existing at the date of the Indenture,
(h) liens required in connection with state or local governmental programs which provide financial or tax benefits, provided the obligations secured are in lieu of or reduce an obligation that would have been secured by a lien permitted under the Indenture, (i) extensions, renewals or replacements of the liens referred to in clauses (a) through (h), (j) as permitted under the provisions described in the following two paragraphs herein and (k) in connection with sale-leaseback transactions permitted under the Indenture), without effectively providing that the Securities (together with, if the Company shall so determine, any other indebtedness of the Company then existing or thereafter created ranking equally with the Securities and any other indebtedness of such Restricted Subsidiary then existing or thereafter created) shall be secured by the security for such secured indebtedness equally and ratably therewith (Section 1006(a)).
     Notwithstanding the provisions referred to in the immediately preceding paragraph, the Company or any Restricted Subsidiary may, without ratably securing the Securities, create, assume, guarantee or suffer to exist any indebtedness which would otherwise be subject to such restrictions, and renew, extend or replace such indebtedness, provided that the aggregate amount of such indebtedness, when added to the fair market value of property transferred in certain sale and leaseback transactions permitted by Section 1007(c) as described below under "Sale-Leaseback Financings" and the aggregate amount of certain Funded Debt of Restricted Subsidiaries permitted by Section 1008(b) as described below under "Limitation on Funded Debt of Restricted Subsidiaries" (computed without duplication of amounts), does not at the time exceed 10% of Net Tangible Assets (Section 1006(d)).
     If the Company or any Restricted Subsidiary shall merge or consolidate with, or purchase all or substantially all of the assets of, another corporation, or the Company shall sell all or substantially all of its assets to another corporation, and if such other corporation has outstanding obligations secured by a mortgage or other lien which, by reason of an after-acquired property clause or similar provision, would extend to any Principal Plant owned by the Company or such Restricted Subsidiary immediately prior thereto, the Company or such Restricted Subsidiary, as the case may be, will in such event be deemed to have created a mortgage or lien, within the prohibition of the covenant referred to above, unless (i) such merger or consolidation involving a Restricted Subsidiary constitutes a disposition by the Company of its interest in the Restricted Subsidiary or (ii) either (a) at or prior to the effective date of such merger, consolidation, sale or purchase such lien shall be released of record or satisfied to the extent it would extend to such Principal Plant or (b) prior thereto, the Company or such Restricted Subsidiary shall have created, as security for the Securities (and, if the Company shall so determine, as security for any other indebtedness of the Company then existing or thereafter created ranking equally with the Securities and any other indebtedness of such Restricted Subsidiary then existing or thereafter created), a valid lien which will rank prior to the lien of such mortgage or other lien of such other corporation on such Principal Plant of the Company or such Restricted Subsidiary, as the case may be (Section 1006(b)).
     In each instance referred to in the preceding paragraphs where the Company is obligated to provide security for the Securities, the Company would be required to provide comparable security for other outstanding indebtedness under the indentures and other agreements relating thereto.

                                       6













































LIMITATION ON FUNDED DEBT OF RESTRICTED SUBSIDIARIES
     The Company will not permit any Restricted Subsidiary to create, assume or permit to exist any Funded Debt other than (i) Funded Debt secured by a mortgage, pledge or lien which is permitted to such Restricted Subsidiary under the provisions of Section 1006 described above under "Creation of Secured Indebtedness", (ii) Funded Debt owed to the Company or any Restricted Subsidiary, (iii) Funded Debt of a corporation existing at the time it becomes a Restricted Subsidiary, (iv) Funded Debt created in connection with, or with a view to, compliance by such Restricted Subsidiary with the requirements of any program, law, statute or regulation of any federal, state or local governmental authority and applicable to such Restricted Subsidiary and providing financial or tax benefits to such Restricted Subsidiary which are not available directly to the Company, or not available on as favorable terms, (v) guarantees existing at the date of the Indenture and (vi) guarantees of Funded Debt with respect to which the Company is liable, on terms substantially similar to the terms of the Supplemental Agreement described below under "ABI Co-Obligation" (Section 1008(a)).
     Notwithstanding the provisions referred to in the immediately preceding paragraph, any Restricted Subsidiary may create, assume or permit to exist Funded Debt in addition to that permitted by such provisions, and renew, extend or replace such Funded Debt, provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, the aggregate amount of such Funded Debt which would otherwise be subject to such restriction, together with the aggregate amount of indebtedness for borrowed money permitted by Section 1006(d) as described above under "Creation of Secured Indebtedness" and the aggregate amount of the fair market value of property transferred in sale and leaseback transactions permitted by Section 1007(c) as described below under "Sale-Leaseback Financings" (computed without duplication of amounts) does not at the time exceed 10% of Net Tangible Assets (Section 1008(b)).
SALE-LEASEBACK FINANCINGS
     The Indenture provides that neither the Company nor any Restricted Subsidiary will enter into any sale and leaseback transaction involving any Principal Plant, other than a sale by a Restricted Subsidiary to the Company or a Restricted Subsidiary or a transaction involving a lease for a temporary period, not to exceed three years, by the end of which it is intended to discontinue use of the property, unless (i) the net proceeds of such sale (including any purchase money mortgages received in connection with such sale) are at least equal to the fair market value (as determined by Board Resolution) of such property and (ii) within 120 days of the transfer of title to such property the Company purchases and retires a principal amount of Securities, or repays other Funded Debt of the Company or any Restricted Subsidiary, or makes expenditures for the expansion, construction or acquisition of a Principal Plant, or effects some combination of such repurchases, repayments and plant expenditures, equal to the net proceeds received by the Company or such Restricted Subsidiary upon such sale (Section 1007).
     Notwithstanding the restriction referred to in the immediately preceding paragraph, the Company or any Restricted Subsidiary may transfer property in sale and leaseback transactions which would otherwise be subject to such restriction if the aggregate amount of the fair market value of the property so transferred, when added to the aggregate amount of certain Funded Debt of Restricted Subsidiaries permitted by Section 1008(d) as described above under "Limitation on Funded Debt of Restricted Subsidiaries" and the aggregate amount of indebtedness for borrowed money permitted by Section 1006(d) as described above under "Creation of Secured Indebtedness" (computed without duplication of amounts), does not at the time exceed 10% of Net Tangible Assets (Section 1007(c)).
MERGER
     The Indenture provides that the Company may not consolidate with or merge into any other corporation or transfer or lease its properties and assets substantially as an entirety unless certain conditions are met, including the assumption of the Securities by any successor corporation to the Company (Sections 801 and 1006).
MODIFICATION OF THE INDENTURE
     Modifications and amendments of the Indenture may be made by the Company and the Trustee with consent of the Holders of a majority in principal amount of the Outstanding Securities affected thereby (voting as a single class), provided that no supplemental indenture may reduce the principal amount of or interest or premium payable on any Security, change the maturity date or dates of the principal, the interest payment dates or other terms of payment, or reduce the percentage of Holders necessary to modify

                                       7

















































or alter the Indenture, without the consent of each Holder of Outstanding Debt Securities affected thereby (Section 902). The Company and the Trustee may modify and amend the Indenture without the consent of any Holders for certain specified purposes, including to make any change which, in the opinion of counsel to the Company, does not materially adversely affect the interests of the Holders of the Series of Securities affected thereby (Section 901).
ABI CO-OBLIGATION
     Pursuant to a Supplemental Agreement to be entered into with respect to each Series, in the form attached to the Indenture, ABI will be jointly and severally liable with the Company for the payment of the principal of (and premium, if any) and interest on the Debt Securities of such Series. As provided in such Supplemental Agreement, the Company may elect to terminate the obligations of ABI thereunder if (1) there is outstanding no Funded Debt for which ABI is liable, as direct obligor, co-obligor, guarantor or otherwise, except for Funded Debt permitted under the provisions described above under "Limitation on Funded Debt of Restricted Subsidiaries", and (2) all liability of ABI as co-obligor for Funded Debt of the Company shall have been terminated or shall terminate at approximately the same time as the termination of the obligations of ABI under such Supplemental Agreement, and (3) there shall be no Event of Default or event which, with the passage of time or giving of notice, or both, would become an Event of Default.
EVENTS OF DEFAULT, NOTICE AND WAIVER
     The Indenture defines an Event of Default, with respect to any Issue of Securities, as: (a) default in the payment of any interest on any Security of that Issue, continued for 30 days, (b) default in the payment of principal, or premium, if any, on any Security of that Issue when due, and, in the case of a principal payment becoming due by reason of an optional redemption by the Company, continuance of such default for 30 days, (c) default in the deposit of a required Sinking Fund installment (if any) in respect of such Issue and continuance of such default for 30 days, (d) default in the performance of any other covenant of the Company continued for 90 days after written notice by the Trustee or holders of at least 25% in principal amount of the Outstanding Securities of all Issues affected thereby, and (e) certain events of bankruptcy, insolvency or reorganization (Section 501). Additional Events of Default, if any, applicable to the Series or Issue of Securities in respect of which this Prospectus is being delivered are specified in the accompanying Prospectus Supplement. Other events or occurrences regarding the Company or the Securities, some of which may be adverse to Holders of Securities, would not constitute Events of Default and would not give rise to the remedies provided in the Indenture.
     If there shall occur and be continuing an Event of Default with respect to the payment of principal or premium, if any, or interest or any Sinking Fund installment on the Securities of any Issue, the Trustee, or the holders of at least 25% in principal amount of the Securities of such Issue then Outstanding, may declare the principal amount of all the Securities of such Issue immediately due and payable. If there shall occur and be continuing (i) an Event of Default with respect to any covenant of the Company applicable to the Securities of any or all Issues or (ii) any other Event of Default referred to above, other than payment defaults, the Trustee or the Holders of at least 25% in principal amount of all Securities then Outstanding in respect of which the Event of Default has occurred (voting as a single class) may declare the principal amount of all of the Securities so affected immediately due and payable. The Holders of a majority in principal amount of the Securities then Outstanding so affected (voting as a single class) (or, in the case of a payment default as to any Issue, the Holders of a majority in principal amount of the Securities of such Issue) may rescind such declaration and the effects thereof if the default is cured. No Holder of Securities may enforce the Indenture except in the case of a refusal or neglect of the Trustee to act after notice of default and after request by the Holders of a majority in principal amount of the outstanding Securities of any Issue or Series as to which a default has occurred, and the offer to the Trustee of reasonable indemnity, but this provision does not prevent any holder of any Security from enforcing payment of principal or premium, if any, or interest on such holder's Security (Sections 502, 507 and 508).
     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to any Securities, give to the Holders of such Securities notice of all uncured defaults (as defined, not including any grace periods) known to it; but, except in the case of a payment default on any of the Securities, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders (Section 602).

                                       8

















































     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of Securities issued thereunder before proceeding to exercise any right or power under the Indenture at the request of such Holders (Section 603(e)). The Indenture provides that the Holders of a majority in principal amount of the Outstanding Securities of any Series (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee in respect of the Securities of such Series (Section 512).
     The Holders of a majority in principal amount of the Outstanding Securities of all Series affected thereby (voting as a single class) may, on behalf of the Holders of all such Securities, waive certain past defaults except a default in payment of the principal of, or premium, if any, or interest on any Security (Section 513). The Holders of a majority in principal amount of Outstanding Securities of all Series entitled to the benefits thereof (voting as a single class) may waive compliance with certain covenants under the Indenture (Section 1010).
     The Company is required to furnish to the Trustee, annually, a statement as to the fulfillment by the Company of its obligations under the Indenture (Section 1004).
SATISFACTION AND DISCHARGE
     The Indenture provides that, at the option of the Company, the Indenture will be satisfied and discharged and cease to be of further effect (except for certain rights relating to transfers or exchanges of Securities) if all of the Outstanding Securities have been delivered to the Trustee for cancellation, except for Securities in respect of which the Company has made irrevocable provision for payment within one year in accordance with the requirements of the Indenture (Article Four).
     At the election of the Company, (a) the obligations of the Company under the Indenture with respect to one or more Series of Securities (except for certain obligations relating to transfers or exchanges of Securities) or
(b) the obligations of the Company under certain covenants contained in the Indenture (including, among others, those described above under "Creation of Secured Indebtedness," "Limitation on Funded Debt of Restricted Subsidiaries" and "Sale-Leaseback Financings") with respect to one or more Series of Securities, may be satisfied and discharged upon the satisfaction of certain conditions, including the deposit with the Trustee of money or U.S. government obligations sufficient for payment of such Series of Securities (Article Thirteen).
REGARDING THE TRUSTEE
     For each Series or Issue of Debt Securities, the Trustee under the applicable Indenture will either be The Chase Manhattan Bank or a new Trustee selected by the Company, as specified in the related Prospectus Supplement or an attachment thereto.
     The Chase Manhattan Bank is the Trustee under one of the Indentures referred to herein, which is dated as of August 1, 1995. The following Series of Securities have been issued under this Indenture: (a) $100,000,000 principal amount of 7% Notes Due September 1, 2005, (b) $150,000,000 principal amount of 7 1/4% Debentures Due September 15, 2015, (c) $200,000,000 principal amount of 7% Debentures Due December 1, 2025 and (d) $200,000,000 principal amount of 6.75% Notes Due August 1, 2003. The Chase Manhattan Bank also acts as trustee (or successor trustee) under the following Indentures with the Company: (i) an Indenture dated as of September 1, 1992 under which there have been issued $200,000,000 principal amount of 6.90% Notes Due October 1, 2002, $200,000,000 principal amount of 7 3/8% Debentures Due July 1, 2023, $200,000,000 principal amount of 6.75% Notes Due June 1, 2005 and $48,000,000 principal amount of Medium-Term Notes; (ii) an Indenture dated as of August 1, 1987 under which there have been issued $350,000,000 principal amount of 9% Debentures Due December 1, 2009, $250,000,000 principal amount of 8 3/4% Notes Due December 1,


1999 and $60,000,000 principal amount of Medium-Term Notes, Second Series; and
(iii) an Indenture dated as of October 1, 1982 under which there have been issued $150,000,000 principal amount of 8 5/8% Sinking Fund Debentures Due December 1, 2016 and $150,000,000 principal amount of 8 1/2% Sinking Fund Debentures Due March 1, 2017. The Chase Manhattan Bank also is a party to a credit agreement with the Company, under which it has committed to lend to the Company a maximum of $125 million.
     Information regarding any other Trustee under the applicable Indenture for a Series or Issue of Debt Securities will be furnished with the Prospectus Supplement relating to such Series or Issue of Debt Securities.

                                       9


















































                             BOOK-ENTRY SECURITIES
     If so indicated on the related Prospectus Supplement, the Debt Securities will be issued in book-entry form ("Book-Entry Securities"), which will be represented by a single global Security, and which will be deposited with, or on behalf of, The Depository Trust Company, as depositary (the "Depositary"), and will be registered in the name of the Depositary or a nominee of the Depositary.
     Ownership of beneficial interests in a global Security will be limited to participants and to persons that may hold interests through institutions that have accounts with the Depositary ("participants"). Ownership of beneficial interests by participants in a global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such global Security. Ownership of beneficial interests in such global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.
     Payment of principal of and any premium and interest on Book-Entry Securities represented by such global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Book-Entry Securities represented thereby for all purposes under the Indenture. The Company, the Trustee and their agents will not have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in a global Security representing any Book-Entry Securities or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.
     The Company has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest on such global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in the global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name", and will be the sole responsibility of such participants.
     The global Security may not be transferred except as a whole by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.
     The global Security representing Book-Entry Securities is exchangeable for definitive Securities in registered form, bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, stated maturity and other terms and of differing denominations aggregating a like amount, only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company does not appoint a successor Depositary within 90 days or (y) the Company approves such exchange. In that event, the global Security will be exchangeable for definitive Securities in registered form, bearing interest at the same rate, having the same date of issuance, redemption provisions, stated maturity and other terms and of differing denominations aggregating a like principal amount. Such definitive Securities will be registered in the names of the owners of the beneficial interests in the global Securities as provided by the Depositary's participants.
     Except as provided above, owners of beneficial interests in such global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders thereof for any purpose under the Indenture, and the global Security representing Book-Entry Securities will not be exchangeable. Accordingly, each person owning a beneficial interest in such global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global Security.
     The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event

                                       10














































that the Company requests any action of Holders or that an owner of a beneficial interest in such a global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.
     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include agents or underwriters referred to in the related Prospectus Supplement), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a participant, either directly or indirectly.

                              PLAN OF DISTRIBUTION
     The Company may sell the Debt Securities in any of three ways:
(i) through underwriters or dealers; (ii) directly to a limited number of institutional purchasers or to a single purchaser; or (iii) through agents.
Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. The terms of the offering of the Series of Debt Securities with respect to which this Prospectus is being delivered are set forth in the Prospectus Supplement which accompanies this Prospectus, including the name or names of any underwriters, the purchase price of such Series and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the Series may be listed.
     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by such managing underwriters or other firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities described in the accompanying Prospectus Supplement will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agents involved in the offer or sale of the Debt Securities in respect of which this Prospectus is being delivered are named, and any commissions payable by the Company to such agents are set forth, in the accompanying Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Issue or Series of Debt Securities to which this Prospectus and the Prospectus Supplement relates from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.
     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities

                                       11

















































Act of 1933. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINION
     Certain legal matters relating to the Debt Securities are being passed upon for the Company by its counsel, Armstrong, Teasdale, Schlafly & Davis, One Metropolitan Square, St. Louis, Missouri 63102.

                                    EXPERTS
     The annual consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                       12












































   ====================================  =====================================

        NO DEALER, SALESMAN OR ANY
   OTHER PERSON HAS BEEN AUTHORIZED TO
   GIVE ANY INFORMATION OR TO MAKE ANY
   REPRESENTATIONS OTHER THAN THOSE
   CONTAINED IN THIS PROSPECTUS                      ANHEUSER-BUSCH
   SUPPLEMENT AND THE ACCOMPANYING                   COMPANIES, INC.
   PROSPECTUS IN CONNECTION WITH THE
   OFFER CONTAINED IN THIS PROSPECTUS
   SUPPLEMENT AND THE ACCOMPANYING
   PROSPECTUS, AND, IF GIVEN OR MADE,
   SUCH OTHER INFORMATION OR                      --------------------
   REPRESENTATIONS MUST NOT BE RELIED
   UPON AS HAVING BEEN AUTHORIZED BY
   THE COMPANY OR THE UNDERWRITERS.
   THIS PROSPECTUS SUPPLEMENT AND THE
   ACCOMPANYING PROSPECTUS DO NOT
   CONSTITUTE AN OFFER BY THE COMPANY
   OR BY ANY UNDERWRITER TO SELL
   SECURITIES IN ANY STATE TO ANY                     $250,000,000
   PERSON TO WHOM IT IS UNLAWFUL FOR                   6.75% Notes
   THE COMPANY OR SUCH UNDERWRITER TO             Due November 1, 2006
   MAKE SUCH OFFER IN SUCH STATE.
   NEITHER THE DELIVERY OF THIS
   PROSPECTUS SUPPLEMENT AND THE
   ACCOMPANYING PROSPECTUS NOR ANY SALE
   MADE HEREUNDER SHALL, UNDER ANY
   CIRCUMSTANCES, CREATE AN IMPLICATION
   THAT THERE HAS BEEN NO CHANGE IN THE                  [LOGO]
   AFFAIRS OF THE COMPANY SINCE THE
   DATE HEREOF.

            ------------------

             TABLE OF CONTENTS
                                                   -------------------
                                                  PROSPECTUS SUPPLEMENT
           Prospectus Supplement                   -------------------
                                   Page
                                   ----
   Description of Notes  . . . .    S-2
   The Company . . . . . . . . .    S-2
   Underwriting  . . . . . . . .    S-3
                                                 Dillon, Read & Co. Inc.
                Prospectus                        Goldman, Sachs & Co.
   Available Information . . . . .    2            Merrill Lynch & Co.
   Incorporation of Documents by                    J.P. Morgan & Co.
        Reference  . . . . . . . .    2
   The Company . . . . . . . . . .    3
   Use of Proceeds . . . . . . . .    3
   Description of Debt Securities     3
   Book-Entry Securities . . . .     10
   Plan of Distribution  . . . .     11
   Legal Opinion . . . . . . . .     12
   Experts . . . . . . . . . . . .   12


   ====================================  ======================================



                            STATEMENT OF DIFFERENCES


     The foregoing Prospectus Supplement and Prospectus will be reproduced on paper measuring approximately 8-1/2 inches by 11 inches. The front cover and pages S-2 and S-3 of the Prospectus Supplement will be attached to the front of the Prospectus dated October 3, 1996 and the back cover of the Prospectus Supplement will be attached to the back of the Prospectus dated October 3, 1996. The upper left-hand corner of the Prospectus Supplement, the upper left-hand corner of the Prospectus and the center of the right column of the back cover of the Prospectus Supplement will each contain a one inch square corporate logo of Anheuser-Busch Companies, Inc. The corporate logo consists of a silver "A" and a white eagle on a blue background.